EXHIBIT 21.1

                           SUBSIDIARIES OF THE COMPANY


323 Railroad Corporation, a Connecticut Corporation

UB Darien, Inc., a Connecticut Corporation

UB Danbury, Inc., a Connecticut Corporation

UB Somers, Inc., a New York Corporation